UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2022

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around June 17, 2022.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses;

•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•	the failure to recruit, develop, and retain qualified employees;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities;

•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;

•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;

•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;

•	the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations;

•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•	our indebtedness could adversely affect our cash flows and financial flexibility; and

•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: May 27, 2022

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through May 6, 2022. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Margins and Investment

1.            Margins have come under some pressure in recent quarters and have been trending in the 18-19% range in recent quarters after expanding to the 22-25% range in 2020 and early 2021.  What are your updated thoughts on margins and profitability?  Is the business performing as expected from a margin perspective?  With MORN’s organic growth trajectory materially improving in recent years (and hitting the high-teens over the last 4 quarters), I would have expected positive operating leverage and solid incremental margins. How much of the margin deterioration is being driven by higher compensation and how much is driven by an increase in travel, entertainment expenses, etc.?

As we often say, we are intent on balancing short- and long-term tradeoffs which can impact margins in periods of heavier investment. That is the case today, as we continue to have opportunities to deliver outsized revenue growth in the large and expanding addressable markets in which we serve investors. Our key strategic priorities include delivering insights to public and private market investors, growing our ESG leadership position, capitalizing on wealth segment opportunities and scaling to support growth. In that context, the business is on track relative to our expectations, and is generating strong revenue growth and free cash flow.

That said, it’s true that our margins have declined in recent quarters, including in the first quarter result of 2022. During the period, adjusted operating margins declined by about 420 basis points relative to the prior year, excluding the increased stock-based compensation related to PitchBook. That decline was primarily related to growth in compensation costs. Our headcount grew by over 1,600 team members versus the prior year, and these increases were most pronounced in some of our highest growth areas as well as where we see significant longer-term potential, including Morningstar Sustainalytics, PitchBook, DBRS Morningstar, and our Wealth Management product areas.

Additionally, we made more substantial increases to our compensation pools in our January 2022 merit cycle relative to previous years, doubling our raise pool in an increasingly competitive market for talent. As you note, we also saw increases in travel and entertainment as activity has picked up versus prior periods, with those increases accounting for approximately 50 basis points of the margin decline.

Stock-Based Compensation

2.            PitchBook continues to demonstrate impressive organic growth trends – did they hit an earnout this quarter which pressured margins? Why is your stock-based compensation considerably higher than competitors? Your spend as a % operating cash flow is almost 4x S&P Global, 3x MSCI and much higher than FactSet and Moody's. Do you expect this run rate to continue, or should I expect your share compensation as a % of operating cash flow to converge with peers over the next 5-7 years?

As we disclose in our 10-K, PitchBook operates under a unique management bonus sub-plan providing stock-based awards for certain employees of PitchBook (the PitchBook Plan). In connection with our acquisition of PitchBook in 2017, we adopted the PitchBook Plan for the period between 2017 and 2019 and renewed it at the end of 2019 for the 2020 -2022 fiscal year periods. The PitchBook Plan has awards tied to financial targets in each year of the plan period, with a higher incentive structure in the third year of the plan. Based on expected outperformance relative to the financial targets in 2022, PitchBook employees participating in the plan will receive a significant increase this year relative to 2020 and 2021 which equated to a $5.5 million increase in stock-based compensation in the first quarter of 2022. This will persist in subsequent quarters during 2022. (The $5.5 million increase impacted our adjusted operating margins by 120 basis points in the first quarter of 2022.)

Stock awards are an important part of our compensation philosophy to reward and incentivize our team members and align with our value creation objectives over time. It also serves as an important tool for attracting and retaining talent, particularly when we are competing with other companies across the fintech landscape (either public or private) who also use equity as a substantial component of compensation and incentive structures.

You note that based on certain metrics our expenses appear higher than those of our peers. For the fiscal year ended 2021, our stock-based compensation expense as a percentage of operating cash flow was 9.3%. Based on our calculations, that compares to 3.4% for S&P, 6.2% for MSCI, 8.1% for FactSet and 8.7% for Moody’s. Other metrics that we find relevant include stock-based compensation as a percentage of revenue given the impact on margin. In 2021, our stock-based compensation was 2.5% of our revenue. That compares to roughly 1.5% for S&P Global, 2.9% for MSCI, 2.8% for FactSet and 2.8% for Moody’s. Based on these metrics, we do not feel we are meaningfully different from the companies you mention.

We cannot forecast convergence of metrics as we would not want to speculate on the objectives and compensation practices of others. Stock awards will continue to be an important part of our compensation structure and we will utilize them prudently to ensure they continue to achieve their intended purpose in incentivizing our team members.

Headcount and Talent

3.            Headcount trends had previously been disclosed in quarterly earnings.  Are you no longer disclosing quarterly headcount trends?  Some companies have noted difficulty attracting and retaining talent. How is employee retention and turnover at Morningstar vs. historical averages?

We disclose our headcount information each quarter in our 10Q filings in our Management’s Discussion and Analysis. We had 10,038 employees worldwide as of March 31, 2022, compared with 8,362 as of March 31, 2021.

Attrition rose last year across all our regions and business lines, rising from 12.0% in 2020 to 18.5% in 2021.  Approximately 45% of the year-over-year increase was driven by India where we saw attrition rise from 9.7% in 2020 to 18.6% in 2021, reflective of a continued strong labor market. The Americas accounted for 30% of the increase where we saw attrition rise from 11.3% in 2020 to 17.8% in 2021.  The balance of the increase came from EMEA with attrition in APAC (excluding India) remaining flat.

For historical context, our attrition from 2017-2019 averaged 16.6% which we consider a more normalized number to compare against.  We have three initiatives underway focused on bringing attrition back to a more normalized number. First, we re-engineered our exit interview process to gain better insights into why people are leaving. We are using that information to inform our countermeasures.  Second, we invested more in base compensation increases in 2021 and 2022 compared with 2020. Third, we are investing in improving internal career mobility opportunities for our people.   We are creating a more robust internal career marketplace so people can look inside Morningstar for opportunities first before looking outside.

4.            Why is your headcount substantially higher per $1 million of revenue? Is this a reflection of technology inefficiencies or is this an outcome of business model which is more resource intensive than competitors? If you can provide the level of workforce for each product area that would be great, if not could you please rank order key products by their workforce intensity?

When looking at our revenue per average headcount for 2021, we calculate over $190,000 per employee for the year. Based on our calculations, that metric is higher than some in our peer group, including FactSet and SEI Investments, but lower than others including MSCI, S&P Global and Moody’s. It is hard to directly compare against others given that our mix of business and relative scale varies across our peer group, particularly those with higher metrics. However, it’s fair to say that we are investing more heavily in recent periods, given our higher rates of headcount growth relative to our peers. We also find it useful to compare to other SaaS companies. Our review of both public and private SaaS companies of similar size ranges to our licensed areas suggests revenue per headcount generally consistent with our measurements.

Across our product areas and functions, the largest concentrations of headcount are currently in PitchBook, Morningstar Sustainalytics, our Wealth product areas, Data and Direct, and DBRS Morningstar. Additionally, supporting these products and other areas are large teams within our research and data collection functions.

Industry Consolidation and Scale

5.            There has been considerable consolidation in the data and analytics space in recent years.  Have you noticed any competitive changes in the marketplace that have helped or hurt Morningstar? Does Morningstar have the necessary scale to compete with larger peers?  Is scale a factor in Morningstar’s below peer margins?

Consolidation in the data and analytics space creates both challenges and opportunities.  Customers may desire to concentrate spend with specific vendors to simplify the inputs into their systems.  Additionally, there can be opportunities to build analytics across data sets that create unique insights.  However, consolidation can also limit choice and create distraction for firms that have meaningful integrations to execute. It is fair to say that we are often excited when larger competitors are distracted by large integrations that leave them less focused on customers.

In terms of scale, our growth suggests we are having success competing with larger firms. We believe insights are not fungible and investors value Morningstar’s unique perspective and the tools we provide to enable their workflows. As we have since the company was founded, we will continue to invest in and expand our differentiated data sets and analytics to meet evolving investor needs. Our margins reflect our evolving mix of product areas and the investments we are making deliver outsized growth and create long-term value. That said, as we grow in areas such as credit ratings and wealth management, it is our expectation that added scale should be a positive for margins.

DBRS Morningstar Performance

6.            Could you walk through the discrepancy between the total debt and structured finance issuance market and DBRS Morningstar’s organic growth rate in the last 2 quarters? Which markets are you gaining market share in particular? What enables you to gain market share in that market? What products or customers are contributing to the growth acceleration of DBRS's recurring revenue from 2H21 to 1Q22?

DBRS Morningstar’s organic growth rates in 1Q22 and 4Q21 were 17.6% and 39.7%, respectively. Those rates of growth are generally higher than the broader new issue market given that our mix of business is more heavily concentrated in structured finance, particularly in the U.S. and Europe.

In the first quarter of 2022, DBRS Morningstar’s organic growth in structured finance was approximately 23% and growth in our fundamental ratings (primarily corporates and financial institutions) was approximately 9%. Moody’s reported an overall decline in its ratings revenue in the same period of 20%, which included a 31% decline in corporate ratings and a 24% increase in structured finance. S&P reported a 15% decline in ratings revenue during this period, also reporting declines in corporate issuance volumes offset by increases in structured finance issuance.

DBRS Morningstar currently has limited presence in the leveraged finance sector (bank loans and CLOs) and the U.S. investment grade corporate market. That can help our relative growth rate in periods of market volatility and negatively impact the comparisons in periods of significant corporate issuance. We are investing to grow our corporate presence in both the U.S. and Europe. We have seen strong growth in European corporates and U.S. middle market corporates, as well as non-bank financials, over the last 18-24 months.

Market share measurement is specific to asset classes and regions. For example, DBRS Morningstar is up year-over-year in U.S. CMBS and RMBS, the direct result of strong issuance in those sectors. We believe we can achieve this due to quality of our ratings and our quick and efficient responsiveness to market participants that surpasses some of our competitors.  Canada, where we are the leaders, has also shown market share increases in 2022 although issuance is down. Europe is mixed mainly as a result of the uncertainty in the markets related to current geopolitical issues there. And, as our smaller-sized corporate business grows outside of Canada, we can better measure share over time. However, we are tracking well against our expectations in executed transactions, monthly billings, and pipeline build.

When looking at our recurring revenues for DBRS Morningstar, there are two factors we can point to. First are our efforts to invest in fundamental ratings outside of Canada.   This is reflected in the strong growth in our European corporates and U.S. middle market corporates, as well as non-bank financials noted above. Second, the previous two years saw over $130 billion in issuance volume in Canadian corporates which contributed meaningfully to our recurring revenue base.

Adjusted EBITDA Calculations in Proxy

7.            Can you please provide the calculation of Adjusted EBITDA included in your 2021 proxy?  The proxy states it was $589.5 million, an increase of 32% from the $445.5 million in Adjusted EBITDA for 2020 (from the 2020 proxy).  When I calculate your Adjusted EBITDA from your filings (I add Adjusted EBIT + Depreciation and Amortization – Amortization of Intangibles), I get $452.1 million, an increase of 14% from $397.4 million in 2020. From 2017 thru 2020, your proxy defined Adjusted EBITDA was in a range of 12%- 15% higher than the EBITDA calculated from your filings using the same methodology.  In 2021, your Adjusted EBITDA was 32% higher.  Can you please explain that jump?  Can you please provide your proxy calculation of “Adjusted EBITDA” for Q1 2022?  I calculate your Adjusted EBITDA as being down 6% from 2021.

As we note in the proxy, to arrive at Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) we exclude the impact of certain items, such as expected incentive compensation costs, foreign currency fluctuations, capitalized software development costs, acquisitions and divestitures and associated costs, and certain investments in the business. Note that we calculate these at our budgeted foreign currency rates for the year for comparison to our financial targets. Therefore, they may appear different relative to reported results. Below is a calculation of our Adjusted EBITDA, which is a non-GAAP measure that may not be comparable to other similarly titled measures reported by other companies. Please see our 2021 Form 10-K for our financial results in accordance with GAAP.

($ in millions)	2021	2020
Reported Operating Income	$257.0	$215.2
Unbudgeted fx impact	(1.4)	(3.3)
Operating Income for Adjusted EBITDA calculation	258.4	218.5

Adjustments at budgeted currency rates:
Bonus Expense	161.6	93.4
Stock Based Compensation and Sabbatical Expenses	43.5	37.9
Depreciation and Amortizaion	148.8	139.1
Capitalized Software Development	(79.0)	(62.8)
M&A Related Expenses (1)	42.5	38.4
Other Unbudgeted Adjustments (2)	13.7	(19.0)
Adjusted EBITDA	589.5	445.5

Growth	32.3%

(1)   M&A related expenses include transaction and integration costs as well as the net impact of unbudgeted revenue and expenses for deals not contemplated in our budget

(2)   Includes certain benefits or additional business investments that were not contemplated in our initial budget

It appears that the largest difference in our calculation as compared to the 14% increase noted in the question is our exclusion of bonus expense in the calculation of Adjusted EBITDA. For purposes of calculation, our common practice is to measure the performance of the business on a “pre-bonus” basis and exclude that large variable component of incentive compensation from performance.

While we have not provided reconciliations for the 2017-2020 period, we believe the reconciliation table above should clarify the types of differences that would impact calculations in prior year periods. We do not calculate Adjusted EBITDA quarterly as it is an annual measurement used solely for bonus purposes and is reviewed and approved annually by the Compensation Committee of the Board of Directors.

Performance Measurement and Metrics

8.            Can you please provide some metrics to help investors understand the divergence between your revenue growth and your earnings growth?  Perhaps some information on customer lifetime value, or profitability by vintage over time, or the expected NPV of the major investments you’re making.  For example, is there a large cost to acquire a customer in year 1, and then the cost of retaining that customer is quite low in the following years?  Are you investing heavily to build out new datasets that you have yet to monetize?  Maybe providing some disclosure on profitability by line of business would be helpful as well.

We provide information in our earnings releases and quarterly filings regarding the drivers of both revenue and expenses. At our recent annual shareholder meeting on May 13th, we also spent time discussing the investments we are making across the business and where we are focusing on delivering long-term growth. We continually evaluate our disclosures and what information could be useful to our shareholders and appreciate the suggestions you are making although we do not anticipate disclosing our profitability by line of business. At our 2020 Annual Meeting, we provided certain directional analysis of our margins across our revenue types and will consider replicating in future shareholder meetings. The recording and presentation from the 2020 shareholder meeting (and more recent meetings) are available at shareholders.morningstar.com in the Events section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: May 27, 2022	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer